NEXCEN BRANDS, INC.

ADDENDUM TO STOCK OPTION AGREEMENT

NexCen Brands, Inc. (the "Corporation") has issued you option grants dated January 1, 1999, September 27, 1999, October 4, 1999, July 25, 2001, and April 10, 2002 (the "Options") under its 1999 Equity Incentive Plan (the "1999 Plan"). Each Option entitles you to acquire a specified number (the "Option Shares") of shares of the Corporation's common stock, at specified prices per share (the "Exercise Price") pursuant to the provisions of the 1999 Plan and the grant agreements. This Addendum to Stock Option Agreement (the "Addendum Agreement") will modify one or more provisions governing your Options. By signing this Addendum Agreement, you agree to be bound by the modified terms and restrictions included herein. However, except as modified herein, the 1999 Plan and the grant agreements remain in full force and effect. In addition, only the Options specifically identified above are modified by this Addendum Agreement, and any other options granted to you by the Corporation remain subject to the 1999 Plan and stock option agreements governing such grants.

Attached to this Addendum Agreement, as *Schedule I*, are the details of the grants covering the Options. *Schedule I* specifies the number of Option Shares, the Exercise Price, the Date of Grant, and other details of your Options. The Options are subject in all respects, except as modified herein by the Addendum Agreement, to the applicable terms and restrictions of the 1999 Plan and the grant agreements.

In addition to the terms and restrictions in the 1999 Plan and the grant agreements, the following terms and restrictions apply to each Option and shall govern if a conflict arises with the 1999 Plan or the terms of the grant agreements held by you:

Option Expiration Rules:

For the option grants dated January 1, 1999 and April 10, 2002, as identified on Schedule I, such options shall become exercisable on January 1, 2007 and shall remain exercisable until midnight on December 31, 2007.

For the option grants dated September 27, 1999, October 4, 1999, and July 25, 2001, as identified on Schedule I, such options shall become exercisable on January 1, 2008 and

shall remain exercisable until midnight on December 31, 2008.

Any options not exercised within the time periods set forth above shall expire and be forfeited.

Notwithstanding the foregoing, all options otherwise exercisable within the fixed schedules set forth above shall become immediately exercisable upon a change of control (as defined under Section 409A of the Internal Revenue Code) that occurs prior to the first date that such options may be exercised.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to Stock Option Agreement to be duly executed either individually or by their respective authorized officers as of December 28, 2006.

NEXCEN BRANDS, INC.

By: David B. Meister
Its: Senior Vice President and Chief Financial Officer

OPTION HOLDER

By: David Reymann

Schedule I
David Reymann

Grant IDs	# Option Shares	Exercise Price	Date of Grant	Expiration Date
00000062	20,834	$1.49	January 1, 1999	December 31, 2007
0000063	20,000	$8.00	September 27, 1999	December 31, 2008
00000128	12,500	$8.00	October 4, 1999	December 31, 2008
000125 A300000000063	50,000	$8.54	July 25, 2001	December 31, 2008
A300000000064	30,000	$3.75	April 10, 2002	December 31, 2007